RAIT Financial Trust Announces Public Offering of Common Shares

Philadelphia, PA – January 13, 2014 – RAIT Financial Trust (NYSE:RAS) (the “Company”) announced today that it has commenced an underwritten public offering of 10,000,000 common shares.  The Company expects to grant the underwriters a 30-day option to purchase up to 1,500,000 additional common shares.

Barclays and Deutsche Bank Securities are acting as the joint book-running managers of the offering. Credit Suisse is acting as lead manager of the offering.

The Company intends to use the net proceeds of the offering to make investments relating to its business and for general trust purposes.

A registration statement relating to the offered securities has been declared effective by the Securities and Exchange Commission (“SEC”). The offering is being made only by means of a prospectus supplement and accompanying base prospectus. Copies of the preliminary prospectus supplement and the related prospectus for the proposed offering, when available, may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Telephone: (888) 603-5847, or by emailing barclaysprospectus@broadridge.com or Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, by calling (800) 503-4611, or by emailing prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the shares, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About RAIT Financial Trust
RAIT Financial Trust is an internally-managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States. In addition, RAIT is an asset and property manager of real estate-related assets.

Safe-Harbor Statement
Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “expect,” “intend” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, completion of the offering on the terms described in the registration statement, the prospectus supplement relating to this offering and the accompanying prospectus, if at all, and use of proceeds from the sale of the common shares in this offering. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@raitft.com